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                                                                 EXHIBIT 10.52
                     LOAN AND SECURITY AGREEMENT

          THIS LOAN AND SECURITY AGREEMENT (the "Agreement"), dated November 21, 2000, between Interactive Telesis Inc., a Delaware corporation, having a mailing address of 12636 High Bluff Drive, 2nd Floor, San Diego, CA 92130-2022 ("The Borrower"), and HAMBRECHT & QUIST GUARANTY FINANCE, LLC, a California limited liability company, having a mailing address at One Bush Street, San Francisco, California 94104 ("Secured Lender) is made and executed on the following terms and conditions. Borrower has applied to Secured Lender for a loan or loans and other financial accommodations. Borrower understands and agrees that: (a) in granting, renewing, or extending any Loan, as defined in Section 1.16 herein, Secured Lender is relying upon Borrower's representations, warranties and agreements, as set forth in this Agreement; (b) the granting, renewing, or extending of any Loan after the initial Loan hereunder by Secured Lender at all times shall be subject to Secured Lender's sole judgement and discretion; and (c) all such Loans shall be and shall remain subject to the following terms and conditions of this Agreement. The Schedule to this Agreement being executed concurrently herewith (the "Schedule") is an integral part of this Agreement.

SECTION 1. CERTAIN DEFINITIONS.

The following words shall have the following meanings when used in this Agreement. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the California Uniform Commercial Code. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

          SECTION 1.1 "AFFILIATE" shall mean, with respect to any Person, a relative, partner, shareholder holding 25% or more of the voting capital stock of such Person, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

          SECTION 1.2 "AGREEMENT" shall mean this Loan and Security Agreement, as it may be modified from time to time, together with the Schedule and all exhibits and other schedules attached to or forming a part of this Loan and Security Agreement from time to time.

          SECTION 1.3 "BORROWER" shall mean Interactive Telesis Inc.

          SECTION 1.4 "BORROWER'S LOCATION" shall mean 12636 High Bluff Drive, 2nd Floor, San Diego, CA 92130-2022 or as amended from time to time.

          SECTION 1.5 "BUSINESS DAY" means a day on which Secured Lender is open for business.


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          SECTION 1.6 "CHANGE OF CONTROL" shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

          SECTION 1.7 "COLLATERAL" shall mean all right, title and interest of Borrower now owned or hereafter acquired in and to all of its tangible and intangible personal property including without limitation all of the following:
(a) all equipment and fixtures (including, without limitation, furniture, vehicles and other machinery and office equipment), together with all additions and accessions thereto and replacements therefor (other than leased equipment and fixtures, the lease of which prohibits Borrower from granting a security interest therein); (b) all inventory (including, without limitation, (i) raw materials, work in process and finished goods, and (ii) all packaging and shipping materials and supplies and (iii) all such inventory which is returned to or repossessed by Borrower), and (iv) all additions and accessions thereto, replacements therefor, products thereof and documents therefor; (c) all accounts, chattel paper, and contract rights to the payment of money; (d) all general intangibles, including, without limitation, customer and supplier lists and contracts, insurance policies and rights thereunder (including without limitation life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance and all rights to unpaid or unearned premiums relating thereto), tax refunds and claims, contracts for the purchase of real or personal property, goodwill of Borrower, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, and all claims of Borrower against Secured Lender (but excluding general intangibles consisting of licenses and agreements in favor of Borrower, where the license or agreement granting rights in the general intangible prohibits the Borrower from granting a security interest in the general intangible); (e) deposit accounts, money, instruments and documents; (f) Intellectual Property, as defined below (but excluding Intellectual Property, where the license or agreement granting rights in the Intellectual Property to Borrower prohibits the Borrower from granting a security interest in the Intellectual Property, and the license or agreement, involves the aggregate payment of less than $20,000); (g) Investment Property (as defined below), and
(h) proceeds and products of the foregoing (including, without limitation, whatever is receivable or received when Collateral or proceeds is sold, collected, exchanged, returned, substituted or otherwise disposed of, whether such disposition is voluntary or involuntary, including rights to payment and return premiums and insurance proceeds under insurance with respect to any Collateral, and all rights to payment with respect to any cause of action affecting or relating to the Collateral), and (i) all books and records relating to any of the foregoing or Borrower.

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          SECTION 1.8 "CONTINGENT OBLIGATION" shall mean, as applied to any
Person, without duplication, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, as defined below, of another, directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable (other than endorsements of negotiable instruments), or in respect of which that Person's assets are pledged (valued, in the case of non-recourse assets pledged, at the lesser of the fair market value of the encumbered assets or the amount of Indebtedness so secured);
(ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) the aggregate net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices.

          SECTION 1.9 "EVENT OF DEFAULT" shall mean and include any of the Events of Default set forth below in the section titled "Events of Default."

          SECTION 1.10 "GAAP" shall mean generally accepted accounting principles.

          SECTION 1.11 "INDEBTEDNESS" shall mean all items of indebtedness that, in accordance with generally accepted accounting principles and practices consistently applied, would be deemed a liability of such Person as of the date as of which indebtedness is to be determined and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise.

          SECTION 1.12 "INTELLECTUAL PROPERTY" shall mean all right, title and interest of Borrower now owned or hereafter acquired in and to all of its copyrights, patents and trademarks whether registered or unregistered, foreign or domestic, and all applications and recordings in the United States Copyright Office, the United States Patent and Trademark Office or any similar office or agency of the United States, any state thereof or any other country, and all continuations, renewals or extensions of the same, and (as to any trademarks, the goodwill of the business symbolized thereby, and all trade secrets, inventions (whether or not patentable), scientific processes, technologies, procedures, models and designs (in whatever form maintained or recorded, including, without limitation, computer software and programs), and licenses thereof to or by Borrower, and all books relating thereto, and any and all contracts, including rights to payment thereunder including accounts receivable, deposit accounts, reserves, refunds, deposits, and all royalties, distributions, fees, payments and other monetary obligations owing to Borrower and arising out of the sale, transfer or licensing of goods and/or services, whether or not earned by

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performance, and whether now existing or hereinafter arising, including, without limitation, license agreements, joint venture agreements and other collaborative agreements, in each case providing for the use or license of any of the foregoing.

          SECTION 1.13 "INVESTMENT" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          SECTION 1.14 "INVESTMENT PROPERTY" means any and all investment property of Borrower, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and whether now existing or hereafter acquired or arising.

          SECTION 1.15 "LIEN" shall mean any mortgage, lien, deed of trust, charge, pledge, title retention arrangement, capital lease, security interest or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

          SECTION 1.16 "LOAN" OR "LOANS" shall mean and include any and all loans and financial accommodations from Secured Lender to Borrower, whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described the Schedule attached to this Agreement, or any exhibit or other schedule relating to this Agreement from time to time.

          SECTION 1.17 "MAE" shall mean (i) a material adverse effect on the assets, financial condition, business affairs or prospects of Borrower and its Subsidiaries taken as a whole, (ii) a material adverse effect on the ability of Borrower to repay the Obligations or otherwise perform its Obligations, or (iii) a material impairment of the value or priority of Secured Lender's security interests in any of the collateral pledged as security for the Obligations.

          SECTION 1.18 "MATURITY DATE" shall mean the earlier of (i) November ____, 2003, or (ii) the date Borrower has exercised its Call Option in full as defined in the Schedule attached hereto, or (iii) the date Secured Lender has exercised its Conversion Option in full, as defined in the Schedule attached hereto, or (iv) a combination of events (ii) and (iii) have occurred such that Obligations under this Agreement have been fulfilled in full.

          SECTION 1.19 "OBLIGATIONS" shall mean all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Secured Lender, whether arising under this Agreement or any Related Document or any note or any other


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instrument, document or agreement (whether or not relating hereto), whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Secured Lender in Borrower's debts owing to others), absolute or contingent, monetary or non-monetary, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, accountants' fees, expert witness fees, letter of credit fees, loan fees, termination fees, and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Secured Lender.

          SECTION 1.20 "PERMITTED INDEBTEDNESS" shall mean (a) Obligations, (b) Indebtedness existing on the date of this Agreement and disclosed in writing to Secured Lender, inclusive of those obligations under the Reichmann Transaction
(c) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business, (d) capital leases and indebtedness incurred solely to purchase capital assets which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition and not to exceed Five Million Dollars ($5,000,000) outstanding in the aggregate at any one time; (e) other Indebtedness, not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding at any time, (f) extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; (g) Indebtedness incurred to finance the premiums on insurance policies

          SECTION 1.21 "PERMITTED INVESTMENT" shall mean: (a) Investments existing on the date of this Agreement and disclosed to Secured Lender in writing; (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (c) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc., ("Moody's"), (d) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by a bank or financial institution whose short term debt is rated "A-I" (or higher) by S&P or "P-1" (or higher) by Moody's, (e) any Investments within normal and acceptable limits of Borrower's informal investment policy, as discussed on November 17, 2000 and outlined in correspondence of same date, and as amended from time to time, provided that any amendment after the date hereof to such investment policy has been approved in writing by Secured Lender; (f) overnight Investments in a "sweep account" provided by a commercial BANK ORGANIZED UNDER THE laws of the United States or any political subdivision thereof and having a combined capital and surplus of at least $250 million; (f) Investments consisting of the


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ENDORSEMENT OF NEGOTIABLE INSTRUMENT for deposit or collection or similar transaction in the ordinary course of business; (g) Investments consisting of
(i) compensation of employees, officers and directors of Borrower or its Subsidiaries so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans approved by Borrower's Board of Directors; (h) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business; (i) depository and draft accounts maintained by Borrower in the ordinary course of its business; j) Investments by one Borrower in another Borrower; (k) other Investments not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding at any time, and (1) any Investment approved in writing by Secured Lender in its sole discretion.

          SECTION 1.22 "PERMITTED LIENS" shall mean the following: (a) any Liens existing on the date of this Agreement and disclosed in writing to Secured Lender (other than liens securing Indebtedness being repaid concurrently herewith, with proceeds of the Loans); (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Secured Lender's security interests and provided that, as to any federal tax liens, no notice of such lien has been filed of record; (c) Liens
(i) upon or in any capital assets acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such capital assets or indebtedness incurred solely for the purpose of financing the acquisition or construction of such capital assets, or (ii) existing on such capital assets at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, accessions thereto and the proceeds thereof;
(d) Liens on equipment leased by Borrower or any Subsidiary pursuant to an operating lease in the ordinary course of business (including proceeds thereof and accessions thereto); (e) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not resulting in an MAE; (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (g) mechanics', materialmen's, warehousemen's, courier's and similar Liens incurred in the ordinary course of Borrower's business securing obligations not more than 45 days past due; (h) deposits made in connection with indemnity, performance or other similar bonds in the ordinary course of business in an aggregate amount not to exceed Five Million Dollars $5,000,000 (i) banker's liens, rights of setoff and similar liens on deposits made in the ordinary course of business;
(j) judgment, attachment or similar liens, unless the same have not been discharged or fully bonded against within 20 days after the date arising; (k) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (c) and (d) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness


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being extended, renewed or refinanced does not increase, and (l) Liens on insurance policies and the proceeds thereof, securing the payment of the premiums with respect thereto.

          SECTION 1.23 "PERSON" shall mean any natural person, corporation, partnership, joint venture, firm, association, trust, limited liability company, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          SECTION 1.24 "REGISTRATION STATEMENT" shall mean a registration statement on Form SB-2 filed by the Company and maintained in full force and effect during the life of and up until and including the one-year anniversary of the expiration of the Equity Line of Credit Agreement and as defined therein.

          SECTION 1.25 "REICHMANN TRANSACTION" shall mean that transaction among BH Capital and Excalibur ("Reichmann") and Borrower, pursuant to an agreement among the aforementioned parties dated June 12, 2000, as amended up to $1,000,000 in additional financing and for which prospectus Form SB-2 numbered Z63592A2 was filed with the SEC and dated October 6, 2000.

          SECTION 1.26 "RELATED DOCUMENTS" shall mean and include without limitation, all other credit agreements, loan agreements, guaranties, security agreements, mortgages, deeds of trust, all written representations and warranties made by Borrower, and all other instruments and documents, whether now or hereafter existing, executed in connection with this Loan and Security Agreement, the Equity Line of Credit Agreement, the Registration Rights Agreement, the Warrant Purchase Agreement, and the Warrant between Secured Lender and the Borrower.

          SECTION 1.27 "INTELLECTUAL PROPERTY SECURITY AGREEMENT" shall mean that certain Intellectual Property Security Agreement between Borrower and Secured Lender dated as of even date herewith, and attached hereto in form of Exhibit A as amended, modified and supplemented from time to time.

          SECTION 1.28 "SECURED LENDER" shall mean Hambrecht & Quist Guaranty Finance, LLC, its successors and assigns.

          SECTION 1.29 "SUBSIDIARY" means, with respect to any Person, a corporation, association or other business entity (i) of which outstanding capital stock having at least the majority of votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and/or any one or more Subsidiaries of such Person, or (ii) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person.


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          SECTION 2. LOANS, TERM.

          This Agreement shall be effective as of the day this Agreement is executed and shall continue thereafter until all Obligations of Borrower to Secured Lender have been performed in full.

          SECTION 2.1 LOANS. Secured Lender shall make Loans to the Borrower in accordance with the Schedule.

          SECTION 2.2 INTEREST. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement or in another written agreement signed by Secured Lender and Borrower. Interest shall be payable monthly, on the last day of the month. Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed.

          SECTION 2.3 FEES. Borrower shall pay Secured Lender a one-time transaction fee of $10,000 payable in two equal payments of $5,000 each: (i) the first payment will occur upon execution of this Agreement and (ii) the second and final payment will occur on the 6th month anniversary of execution of this Agreement, which are in addition to all interest and other sums payable to Secured Lender and are not refundable.

          SECTION 2.4 MATURITY DATE. All Obligations under this Loan and Security Agreement (other than Obligations under any stock purchase warrants) shall be due, payable and performable on the earlier of the Maturity Date or the date or dates set forth in the Schedule. On the Maturity Date (or on any earlier date set forth in the Schedule), all obligations of Secured Lender to provide Loans or other financing shall terminate. This Agreement shall be effective on the date hereof and shall continue in full force and effect until all Obligations of Borrower to Secured Lender (other than Obligations under the Equity Line of Credit Agreement and any stock purchase warrants) have been paid and performed in full and all obligations of Secured Lender to provide Loans or other financing have terminated.

SECTION 3. SECURITY

          SECTION 3.1 GRANT OF SECURITY INTEREST. Borrower grants to Secured Lender a security interest in and to the Collateral to secure the payment and performance of all of the Obligations of Borrower to Secured Lender, however and whenever arising, including the Obligations.

          SECTION 3.2 SECURITY INTEREST ABSOLUTE. All rights of Secured Lender and security interests granted hereunder, and all obligations of Borrower hereunder, shall be absolute and unconditional,


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irrespective of: (i) any lack of validity or enforceability of this Agreement or any of the other Related Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement or any other of the Related Documents, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to Borrower, or any of its Affiliates, or otherwise; (iii) subject to compliance with applicable laws, any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of Borrower or any of its Affiliates; and (iv) any change, restructuring or termination of the corporate structure or existence of Borrower or any of its Affiliates.

          SECTION 3.3 CONTINUING SECURITY INTEREST. This Agreement shall create a continuing security interest in the Collateral which shall remain in full force and effect until this Loan Agreement and all Related Documents (other than any stock purchase warrants) have been terminated and all of the Obligations (other than Obligations under stock purchase warrants held by Secured Lender) have been paid and performed in full. Upon termination of this Agreement and all Related Documents (other than any stock purchase warrants), and payment and performance in full of the Obligations (other than Obligations under stock purchase warrants held by Secured Lender), the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Borrower. Upon any such termination, Secured Lender shall, upon written request of Borrower, execute and deliver to Borrower a release or releases (including, without limitation, Uniform Commercial Code termination statements and instruments of satisfaction, discharge, or reconveyance) to release any liens under this Loan and Security Agreement and any Related Document with respect to such released Collateral.

          SECTION 3.4 LIMITED AUTHORIZATION. Borrower hereby authorizes Secured Lender to file one or more financing statements, filings, reports, security agreements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the Collateral without the signature of Borrower where permitted by law, and names Secured Lender as its attorney-in-fact and authorizes it to execute any and all financing statements on Borrower's behalf solely to the extent necessary or advisable to perfect, continue or give notice of the security interest granted to Security Lender hereunder in any of the Collateral. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

          SECTION 3.5 BORROWER REMAINS LIABLE. Anything herein to the contrary notwithstanding, (a) Borrower shall remain liable under the Contracts and Agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Lender of any of the rights hereunder


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shall not release Borrower from any of its duties or obligations under the contracts or agreements included in the Collateral, and Secured Lender shall have not obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Lender be obligated to perform any of the obligations or duties of Borrower thereunder.

          SECTION 3.6 FURTHER ASSURANCES.

          (a) Borrower agrees that from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Secured Lender may reasonably request, in order to perfect and protect the security interests granted hereby or to enable Secured Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral and/or the Contracts and Agreements. Without limited the generality of the foregoing, Borrower will upon Secured Lender's request execute and file such Financing Statements or continuation statements in respect thereof, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Lender may request, in order to perfect, preserve, and enhance the security interests granted or purported to be granted hereby.

          (b) Borrower will furnish to Secured Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Lender may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to Secured Lender.

          (c) Borrower agrees to give Secured Lender at least thirty (30) days prior written notice before changing its name from that set forth on the signature page hereof, before moving its chief executive office or principal place of business from the address set forth on the signature page hereof, or before using any trade names or styles in its business in California other than those trade names and styles listed in Exhibit A hereof.

          (d) Notwithstanding the foregoing, Borrower shall not be required to file or pay for the filing of any contingent assignments or similar documents with respect to trademark rights in any jurisdiction outside of the United States.

          SECTION 3.7 COVENANT REGARDING USE OF COLLATERAL. Except as otherwise provided herein, Borrower shall cause the Collateral defined in Section 1.7(a) and 1.7(g) to be maintained and preserved in the same condition, repair, and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual, and shall forthwith, on in the case or any loss or damage to any of such Collateral as quickly as practicable after the occurrence thereof, make or cause to be made all


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repairs, replacements, and other improvements in connection therewith which are necessary or desirable to such end. Borrower shall promptly furnish to Secured Lender a statement respecting any material loss or damage to any of the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Secured Lender as of the date of this Agreement the following:

          SECTION 4.1. CAPACITY. Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and in every other state in which the nature of its business requires it to be so authorized. Borrower has full power, authority, and legal right to own its properties and assets and to conduct its business as presently conducted.

          SECTION 4.2. AUTHORITY. Borrower has full power, authority and legal right to execute and deliver, and to perform and observe the provisions of this Agreement and the Related Documents. Borrower's execution, delivery and performance of this Agreement and the Related Documents have been duly authorized by all necessary corporate action. This Agreement and (when duly executed) the Related Documents are and will be legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by the United States Bankruptcy Code, or other statutes affecting creditor's rights generally or by general principles of equity.

          SECTION 4.3. COMPLIANCE. Borrower is not in violation of, conflict with, or default under (i) any provision of its certificate of incorporation, articles of incorporation, or bylaws, or (ii) any contract, instrument, indenture, judgment, order, writ or decree to which it or any of its Subsidiaries is a party or by which it or any of them is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Borrower or any of its Subsidiaries, where, in the instance of a violation, conflict or default of any such federal or state statute, rule or regulation, such violation, conflict or default could reasonable be expected to result in an MAE. Other than as set forth in the preceding sentence, the execution, delivery, and performance of this Agreement and the Related Documents will not, with or without the passage of time or giving of notice, or both, result in any such material violation, conflict or default, or an event that results in the creation of any Lien (other than a Permitted Lien), charge or encumbrance upon any assets of the Borrower or any of its Subsidiaries or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Borrower or any of its Subsidiaries.

          SECTION 4.4. FINANCIAL STATEMENTS. The financial statements of Borrower supplied to Secured Lender are true and complete in all material respects and fairly present Borrower's financial condition as of the date of the statements. Such financial statements have been prepared in accordance with GAAP, subject, in the case of unaudited financials, to year-end audit adjustments and footnotes.

          SECTION 4.5. MATERIAL ADVERSE EVENTS. Since the most recent financial statements provided to Secured Lender by Borrower there has been no event or condition constituting a MAE.

          SECTION 4.6. TAXES. Borrower and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed by it. Borrower and its Subsidiaries has paid all taxes which have or may have become due pursuant to said returns or otherwise or pursuant to an assessment received by Borrower, except such taxes, if any, as are being contested in good faith and as to which reserves have been created on the books of Borrower in accordance with GAAP. The charges, accruals, and reserves in respect of income taxes on the books of Borrower are adequate. Borrower knows of no proposed tax assessment against it or any of its Subsidiaries and no extension of time for the assessment of federal, state, or local taxes of Borrower or any of its Subsidiaries is in effect or has been requested, except as disclosed in the financial statements furnished to Secured Lender.

          SECTION 4.7. PATENTS AND TRADEMARKS. To the best of its knowledge, Borrower has sufficient title and ownership of all patents, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others, except that no representations are made with respect to noninfringement of patents not issued as of the date hereof or to any exclusive rights to trade secrets or know-how of the Borrower. Except as disclosed in the audited financial statements for Borrower supplied to Secured Lender, other than such matters as have been settled, the Borrower has not received any communications alleging that the Borrower has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, tradenames, copyrights or trade secrets or other proprietary rights of any other Person or entity.

          SECTION 4.8. PRIORITY INTEREST IN COLLATERAL. Borrower is the legal and beneficial owner of the Collateral free and clear of any Lien, except for Permitted Liens. This Agreement together with the filing of financing statements creates a valid perfected, first-priority security interest in the Collateral subject only to Section 1.22 (d) Permitted Liens.

          SECTION 4.9. LOCATION OF COLLATERAL. All of the Collateral of Borrower is located at the Borrower's Locations, except moveable Collateral that is in transit in the ordinary course of business.

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          SECTION 4.10. TITLE TO COLLATERAL/PROPERTY. Immediately prior to the grant of a security interest to Secured Lender of the Collateral by the Borrower, Borrower owned the Collateral free and clear of all encumbrances, except Permitted Liens.

          SECTION 4.11. HAZARDOUS SUBSTANCES. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best knowledge of Borrower none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower; and Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

          SECTION 4.12. LITIGATION; COMPLIANCE WITH LAWS AND AGREEMENTS. There are no actions or proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower which, if determined adversely to Borrower, could have an MAE. Borrower is not in default with respect to any writ, the breach of which may have an MAE.

          SECTION 4.13. FULL DISCLOSURE. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Secured Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in the context made.

          SECTION 4.14. DEFAULTS. Borrower is not in default in the payment of principal or interest of any Indebtedness and is not in default under any instrument or agreement under or subject to which any Indebtedness has been issued, and no event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute a default under any such instrument or agreement or any Event of Default hereunder.

          SECTION 4.15. SURVIVAL OF REPRESENTATION AND WARRANTIES. Borrower understands and agrees that Secured Lender is relying upon the above representations and warranties in extending Loan advances to Borrower and each of the above representations and warranties shall be true and correct as of the date of each such extension.

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SECTION 5 CONDITIONS TO LOANS

          SECTION 5.1 CONDITIONS PRECEDENT TO LOANS. The obligation of Secured Lender to lend to the Borrower Six Hundred and Fifty Thousand Dollars ($650,000), of which the amount of One Hundred Fifty-Five Thousand Five Hundred Thirteen Dollars and Eleven cents ($155,513.11) will be delivered directly to, in method of payment acceptable by, City National Bank, having a location of 5650 El Camino Real, Suite 130, Carlsbad, California 92008 in payment in full of Loan Number 644799 and Note Number 70393, and the net amount shall be delivered directly to, in method of payment acceptable by Borrower upon execution of this Agreement is subject to the condition precedent that Secured Lender shall have received, in form and substance satisfactory to H&QGF, the following:

          (a)  this Agreement and all Related Documents contemplated hereby; and

          (b) a certificate of the Secretary of Borrower with respect to bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement and the Related Documents, including a Warrant Purchase Agreement dated as of even date herewith; and

          (c) one or more financing statements (Form UCC- 1) and a UCC-2 Change Form for the assignment of the blanket lien on Borrower's assets by City National Bank; and

          (d)  an insurance certificate evidencing Borrower's compliance with
          Section 6.13 of this Agreement; and

          (e) the Intellectual Property Security Agreement attached hereto in form of Exhibit A; and

          (f) such other documents, and completion of such other matters, as H&QGF may deem necessary or appropriate; and

          (g) UCC searches in appropriate jurisdictions with respect to Borrower showing no Liens of record with respect to Borrower other than Permitted Liens and Liens being discharged concurrently herewith; and

          (h) Opinion of Borrower's Counsel in form and substance satisfactory to Secured Lender in its discretion.

          SECTION 5.2 FORWARD COMMITMENT TO PROVIDE ADDITIONAL FINANCING. Subject to the terms of this Agreement, Secured Lender will make an additional Loan within five (5) days following Borrower's request, in the amount of Five Hundred Thousand Dollars ($500,000). In no event shall Secured Lender be obligated to make such additional Loan unless the following conditions have been satisfied:

          (a) Borrower shall execute and deliver to Secured Lender this Agreement and all Related Documents contemplated hereby; and

          (b) Borrower shall deliver to Secured Lender proof of an effective Registration Statement as defined herein and in compliance with Related Documents; and

          (c)  An Event of Default shall not have occurred and be continuing.

          SECTION 5.3 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of Secured Lender to make each Loan, including the initial Loan, is further subject to the condition precedent that the representations and warranties contained in this Agreement and the Related Documents shall be true and correct on the date of each such Loan as though made at and as of each such date, and no Event of Default (or event that with the passage of time or the giving of notice or both would result in an Event of Default) shall have occurred and be continuing, or would result from such Loan. The making of each Loan shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the accuracy of the representations and warranties set forth in this Agreement and the facts referred to in this Section 5.2.

SECTION 6. AFFIRMATIVE COVENANTS.

          SECTION 6.1 FINANCIAL STATEMENTS, REPORTS AND CERTIFICATIONS. Borrower will furnish to Secured Lender, in form and substance satisfactory to Secured
Lender:

               (a) As soon as possible after the end of each fiscal year of Borrower, and in any event within ninety (90) days after the end of each fiscal year, a complete copy of its audited year-end financial statements which shall include the balance sheet of Borrower as of the close of the fiscal year, an income statement and a statement of cash flows for such year, audited by certified public accountants selected by Borrower and satisfactory to Secured Lender.

               (b) No later than thirty (30) days after the end of each month, Borrower's balance sheet as of the close of that month and its income statement and cash flow statement for that month certified as being prepared in accordance with generally accepted accounting principles by the chief financial officer of Borrower.

               (c) No later than ninety (90) days after the end of each fiscal year, Borrower's new budget or operating plan for the then current fiscal year.

               (d) No later than thirty (30) days after the end of each fiscal quarter, a certificate of the Borrower's chief financial officer, or other equivalent officer, stating that there are no defaults by the Borrower under any of its agreements with Secured Lender or describing any existing default(s) and specific action being taken to cure such default(s). The Borrower's chief financial officer, or other equivalent officer, will, within five days after Borrower's obtaining knowledge of the occurrence of an event of default under any of the foregoing, issue a statement describing the default, and specific action being taken to cure the default.

               (e) Promptly after receipt thereof provide all audit reports prepared by the Borrower's independent accountants, notice of any action or proceeding before any court or governmental agency, copies of all federal and state patent, trademark or copy right applications and registrations of the same, notice of any circumstance which may reasonably be expected to have a MAE on the Borrower, and promptly after request therefor such other information as Secured Lender may reasonably request.

               (f) Borrower shall also provide Secured Lender with copies of all press releases as soon as reasonably practicable after they are published.

               (g) For so long as Borrower is a company the stock of which is traded on a nationally recognized public stock exchange, unless otherwise requested by Secured Lender, Borrower's obligations under this Section 6.1 shall be satisfied by Borrower providing Secured Lender with all financial information filed with the Securities and Exchange Commission within five (5) days after each filing is made or is required to be made, and by providing Secured Lender with copies of all press releases as soon as reasonably practicable after they are published.

          SECTION 6.2 OTHER INFORMATION. Borrower will (a) maintain books and records concerning its business that are complete and accurate in all material respects, (b) upon request, furnish to Secured Lender such information, statements, lists of property and accounts, lists of assets and liabilities, agings of receivables and payables, inventory schedules, insurance certificates or reports, budgets, forecasts, and such other reports and information as Secured Lender may reasonably request with respect to the business, affairs, and financial condition of Borrower, and (c) permit Secured Lender or its representatives, subject to the confidentiality provisions of Section 10.10, with reasonable notice to Borrower during Borrower's regular business hours, to inspect the Collateral and the properties of Borrower and any of its Subsidiaries and to inspect, audit, make copies of, and make extracts from, the books or accounts of Borrower and any of its Subsidiaries.

          SECTION 6.3 EXPENSES. Borrower will pay all reasonable out-of-pocket expenses of Secured Lender (including, but not limited to, reasonable fees and disbursements of Secured Lender's counsel incident to (a) preparation and negotiation of this Agreement and the Related Documents, including, but not limited to, the perfection of Secured Lender's Lien in the Collateral and any amendments, extensions and renewals thereof, (b) the protection of the rights of Secured Lender under this Agreement and the Related Documents, or at law or in equity, or (c) defense by Secured Lender against all claims against Secured Lender relating to any of its acts of commission or omission directly or indirectly relating to this Agreement and the Related Documents, all whether by judicial proceedings or otherwise (other than claims which are (i) sustained by a court of competent jurisdiction, (ii) non-appealable and (iii) predicated on Secured Lender's gross negligence or willful misconduct); or (d) otherwise incurred in connection with Borrower, this Agreement, or any Related Document. Without limiting the generality of the foregoing, Borrower shall reimburse Secured Lender for all reasonable attorneys' fees and all other reasonable costs incurred by Secured Lender in order to do the following; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any bankruptcy claim, third-party claim, or other claim; examine, audit, copy and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Secured Lender's security interest in, the Collateral; and otherwise represent Secured Lender in any litigation relating to Borrower. If either Secured Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party, as designated by a court of competent jurisdiction, in such action shall be entitled to recover its reasonable costs and attorneys' fees including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree award or judgment. All attorneys' fees and costs to which Secured Lender may be entitled pursuant to this Paragraph shall be part of Borrower's Obligations and shall bear interest at a rate equal to the highest interest rate applicable to the Obligations. Borrower will also pay and save Secured Lender harmless from any and all liability with respect to any stamp or other taxes (other than income taxes based on Secured Lender's income) which may be determined to be payable in connection with the making of Loans, the entering into of this Agreement and the Related Documents or any action of Secured Lender with respect to the Collateral, including, without limitation, transfer of the Collateral to Secured Lender's name or that of its nominee or a purchaser at a foreclosure sale.

          SECTION 6.4 NOTICE OF LITIGATION. Borrower will promptly give notice to Secured Lender in writing of any proceedings, claim, or dispute which may exist between Borrower and any Person, and which, if adjudicated adversely to Borrower, could reasonably be expected to result in a MAE, or any labor controversy resulting in or threatening to result in a strike against Borrower, or proposal by any public authority to acquire a material portion of the assets or business of Borrower.

          SECTION 6.5 MAINTENANCE OF EXISTENCE. Subject to Section 7.3 hereof, Borrower will preserve and maintain its legal existence and all rights, privileges and franchises of it or any of its Subsidiaries necessary or desirable in the normal conduct of its or their business, will conduct its or their business in an orderly, efficient and regular manner, and will comply with all applicable laws and regulations and the terms of any indenture, note, agreement, contract or other instrument to which it or any of its Subsidiaries may be a party or under which it or any of its Subsidiaries or its or their properties may be bound, the noncompliance with which could reasonably be expected to result in a MAE.

          SECTION 6.6 MAINTENANCE OF PROPERTIES, ETC. Borrower shall maintain and preserve all of its properties and all of its Subsidiaries' properties, necessary or useful in the proper conduct of its or their business in good working order and condition, ordinary wear and tear and dispositions of obsolete equipment and other dispositions in the ordinary course of business excepted.

          SECTION 6.7 MATERIAL ADVERSE CHANGE. Borrower shall promptly inform Secured Lender in writing of an event or condition constituting an MAE.

          SECTION 6.8 OTHER AGREEMENTS. Other than as otherwise allowed under this Agreement, Borrower shall comply (and cause each of its Subsidiaries to comply) with all material terms and conditions of all material agreements, whether now or hereafter existing, between Borrower (and each of its Subsidiaries) and any other party, where the failure to do so could reasonably be expected to result in a MAE.

          SECTION 6.9 OTHER DEBT. Borrower will promptly pay and discharge when due any and all Indebtedness and obligations, including, without limitation, all assessments, taxes, governmental charges, levies and liens of every kind and nature, imposed upon Borrower or any of its subsidiaries or its or their properties, income, or profits, prior to the date on which penalties would attach, and lawful claims that, if unpaid, might become a lien or charge upon the property of Borrower or any of its subsidiaries, except such as may in good faith be contested or disputed or for which arrangements for deferred payment have been made, provided appropriate reserves are maintained to the satisfaction of Secured Lender for the eventual payment thereof in the event it is found that such Indebtedness is an Indebtedness payable by Borrower or any of its subsidiaries, and when such dispute or contest is settled and determined, will promptly pay the full amount then due.

          SECTION 6.10 LOAN PROCEEDS. Borrower shall use all Loan proceeds solely for Borrower's business operations, working capital and general corporate purposes and to make Permitted Investments.

          SECTION 6.11 FURTHER ASSURANCES. Borrower shall make, execute and deliver to Secured Lender such promissory notes, mortgages, deed of trust, security agreements, financing statements, instruments, documents and other agreements as Secured Lender or its attorneys may reasonably request to evidence and secure the Loan and to perfect Secured Lender's Liens.

          SECTION 6.12 USE OF COLLATERAL; NOTICES OF CHANGES. Borrower shall keep the Collateral located at the Borrower's Location, other than in ordinary course of Borrower's business. Borrower agrees to give Secured Lender written notice (i) at least thirty (30) days prior written notice before changing its name from that set forth on the signature page hereof, before moving its chief executive office or principal place of business from the address set forth herein, or before using any trade names or styles in its business other than the use of those trade names and styles identified to Secured Lender in writing prior to the date of this Agreement, (ii) at least ten days prior written notice of the opening of any new deposit account or securities or investment account, and (iii) of any change in Borrower's executive officers, within ten days after the date the change occurs.

          SECTION 6.13 INSURANCE. Borrower shall, at its own cost and expense, maintain insurance with respect to the Collateral against loss or damage by fire, theft, explosion and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar business and comparable size for the full insurable value of the Collateral. All such policies of insurance shall be in form and substance reasonably satisfactory to, and shall be with insurers reasonably acceptable to Secured Lender, and shall include a lender's loss payable endorsement naming Secured Lender loss payee, as its interests may appear, all in form and substance reasonably satisfactory to Secured Lender, except in respect of equipment financed or leased by third parties. Upon each renewal of such insurance, Borrower shall, if so requested by Secured Lender, deliver to Secured Lender, original or duplicate policies of such insurance and a report of a reputable insurance broker with respect to such insurance.

          SECTION 6.14 GOVERNMENT COMPLIANCE. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to result in a MAE.

          SECTION 6.15 PERFECTION AND PRIORITY OF SECURITY INTEREST, LANDLORD WAIVERS. Borrower shall cause Secured Lender at all times to have a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens. Borrower shall at all times defend Secured Lender and the Collateral against all claims of others (except for holders of Permitted Liens). Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor or any other person may obtain any rights in any of the Collateral, and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), Borrower shall, if requested by Secured Lender, use its best efforts to cause such third party to execute and deliver to Secured Lender, in form acceptable to Secured Lender, such waivers, consents, agreements and subordination's as Secured Lender shall specify. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

          SECTION 6.16 INVESTMENT PROPERTY. Upon the request of Secured Lender, Borrower shall deliver to Secured Lender all certificated securities included in Investment Property, with all necessary endorsements, and obtain such account control agreements with securities intermediaries and take such other action with respect to any Investment Property, as Secured Lender shall request, in form and substance satisfactory to Secured Lender. Borrower shall have the right to retain all Investment Property payments and distributions, unless and until an Event of Default has occurred and is continuing, or unless and until an event which, with the notice or passage of time or both, would constitute an Event of Default has occurred and is continuing. If an Event of Default or event which, with notice or passage of time or both, would constitute an Event of Default, has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Secured Lender, and Borrower shall deliver all such payments, proceeds and distributions to Secured Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Secured Lender shall determine. Upon the request of Secured Lender, any such distributions and payments with respect to any Investment Property held in any securities account shall be held and retained in such securities account as part of the Collateral.

SECTION 7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, without the prior written consent of Secured Lender, which may be withheld in Secured Lender's sole discretion, Borrower shall not do any of the following:

          SECTION 7.1 INDEBTEDNESS. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

          SECTION 7.2 LIENS. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

          SECTION 7.3 MERGERS OR ACQUISITIONS. Merge or consolidate with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided that this Section 7.3 shall not apply to (i) transactions among Borrower and its Subsidiaries in which the Borrower is the surviving entity, or adequate provision is made to Secured Lender's reasonable satisfaction for repayment in full of all Borrower's Obligations under this Agreement as of or immediately following the closing of such transaction, or
(ii) mergers and acquisitions entered into for the purpose of changing the Borrower's or any Subsidiary's jurisdiction of incorporation, or (iii) mergers and acquisitions in which Borrower is the surviving entity and such merger or acquisition shall not, immediately, or with the passage of time cause a MAE, but Borrower shall give Secured Lender at least 20 days advance written notice of any transaction referred to in clause (i) or (ii) or (iii) above and shall execute and deliver all such documents and instruments and take all such actions as are necessary to continue in effect Secured Lender's first-priority, perfected security interest in the Collateral.

          SECTION 7.4 CHANGE IN BUSINESS. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and its Subsidiaries and any business substantially similar, related or ancillary thereto, which Borrower's Board of Directors determines in good faith.

          SECTION 7.5 DISTRIBUTIONS. Except for dividends and other distributions from one Borrower to another, pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock; provided, that (i) Borrower may declare and make any dividend payment or other distribution payable in its equity securities, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor, and (iii) provided no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default, has occurred and is continuing, Borrower may repurchase stock from former employees of Borrower in accordance with the terms of its employee stock ownership plans.

          SECTION 7.6 DISPOSITIONS. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of inventory in the ordinary course of business or otherwise; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the Intellectual Property of Borrower or its Subsidiaries; (iii) Transfers of worn-out or obsolete equipment, or equipment financed by other vendors in the ordinary course of business; and (iv) Transfers of other assets in an amount not to exceed $500,000 in the aggregate since the date of this Agreement.

         SECTION 7.7 INVESTMENTS. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

          SECTION 7.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

          SECTION 7.9 TRANSACTIONS WITH SECURED LENDER'S AFFILIATES. Engage an Affiliate of Secured Lender's to sell Borrower's securities in an underwritten offering within one year of the date hereof, unless approved in writing by Secured Lender in its sole discretion.

SECTION 8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an "Event of Default" under this Agreement:

               (a) Borrower shall fail to pay principal or interest on any Loan when due, or

               (b) Borrower shall fail to pay any other monetary Obligation when due and such failure shall continue for 3 Business Days; or

               (c) Any representation or warranty made by Borrower in, or pursuant to, this Agreement or any Related Document shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

               (c)  Borrower shall fail to comply with any term, or provision of
          Section 7; or

               (e) any breach of any of the provisions of Section 6.1, 6.2, or 6.10, which is not cured within 10 days following such breach; or

               (f) There shall be a default in any agreement to which Borrower is a party with a third party or parties of which Borrower has received written notice resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that would reasonably be expected to have a MAE, unless waived in writing by such third party or cured; or

               (g) An order for relief shall be entered against Borrower by any United States Bankruptcy Court; or Borrower shall generally not pay its debts as they become due (within the meaning of 11 U.S.C. Section 303(h) as at any time amended or any successor statute thereto) or make an assignment for the benefit of creditors; or Borrower shall apply for or consent to the appointment of a custodian, receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such custodian, receiver, trustee, or similar officer shall be appointed without the application or consent of Borrower and such appointment shall continue undischarged for a period of sixty (60) days; or Borrower shall institute (by petition, application, answer, consent, or otherwise) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application, or otherwise) against Borrower and shall remain undismissed for a period of sixty (60) days; or Borrower institutes any proceeding for its dissolution; or any proceeding is brought against Borrower for its dissolution which shall remain undismissed for a period of sixty (60) days; or

               (h) This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of this Agreement or any Related Document to create a valid and perfected first priority security interest or lien, other than due to action or inaction by Secured Lender that causes a failure to create a valid and perfected security interest or lien, subject to Permitted Liens, in all the Collateral at any time and for any reason, or

               (i) Commencement of foreclosure, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower against any Collateral, or any creditor takes, attempts to take or gives written or oral notice to Borrower of its intent to take any action against the property of Borrower or any of its subsidiaries on or in which Secured Lender has a lien or security interest. This includes a garnishment, attachment, or levy on or of any of Borrower's deposit accounts; or

               (j)  There shall occur a MAE; or

               (k)  There shall occur a Change of Control; or

               (l) A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of $ 100,000 or more in excess of any insurance coverage as may apply to such judgment or judgments shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days; or

               (m) Except for the events described in 8(a) through 8(l) above, Borrower shall be in default in the performance of, or Borrower fails or neglects to perform, keep, or observe, any Obligation (including without limitation, any term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the Related Documents), and Borrower has failed to cure such default within ten
          (10) days after notice thereof to Borrower; or

               (n) Any guarantor of any of the Obligations shall revoke its guaranty or deny or contest liability thereunder.

Secured Lender shall have the right to cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

SECTION 9 REMEDIES

          SECTION 9.1 RIGHTS AND REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Secured Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare, by written notice to Borrower, all Obligations, whether evidenced by this Agreement, by any of the Related Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8(g), all Obligations shall become immediately due and payable without any action by Secured Lender);

               (b) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Secured Lender reasonably considers advisable in the exercise of its reasonable credit judgment;

               (c) Make such payments and do such acts as Secured Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Secured Lender so requests, and to make the Collateral available to Secured Lender as Secured Lender may designate. Borrower authorizes Secured Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien on any Collateral and to pay all expenses incurred in connection therewith. With respect to any of Borrower's premises, Borrower hereby grants Secured Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Secured Lender's rights or remedies provided herein, at law, in equity, or otherwise;

               (d) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Secured Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Secured Lender and Secured Lender shall give Borrower prompt subsequent notice of any such set off to Borrower;

               (e) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Secured Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Secured Lender's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Secured Lender's benefit;

               (f) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Secured Lender determines is commercially reasonable;

               (g) Secured Lender may credit bid and purchase at any public sale and (if permitted under applicable law) at any private sale; and

               (h) Collect, receive, dispose of and realize upon any Investment Property, including withdrawal of any and all funds from any securities accounts; and

               (i) Demand payment of, and collect any accounts and general intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Secured Lender to endorse or sign Borrower's name on all collections, receipts, instruments and other documents.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower; provided that nothing herein limits Borrower's obligation to pay and perform in full all of the Obligations and Secured Lender's right to proceed against Borrower for any breach of the same, whether or not there has been a disposition of any or all of the Collateral. Borrower recognizes that Secured Lender may be unable to make a public sale of any or all of the Investment Property, by reasons of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale. Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to claiming possession of any Collateral; and (ii) any requirement that Secured Lender retain possession of, and not dispose of, any Collateral until after trial or final judgment in any action or proceeding. If Secured Lender enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Secured Lender shall have the option, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Secured Lender of the cash therefor.

          SECTION 9.2 INCREASE INTEREST RATE; UNPAID OBLIGATIONS. Upon expiration of the remedy period as defined herein pursuant to type of Event of Default and during the continuance of an Event of Default, the interest rate on the Obligations shall be increased to eighteen percent (18%) per annum. Without limiting Secured Lender's other rights and remedies any sums due from Borrower to Secured Lender which are not paid when due shall be added to the Obligations and shall thereafter bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

          SECTION 9.3 ADDITIONAL EXPENSES. Borrower will, upon demand, pay to Secured Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Lender may incur in respect of Borrower including without limitation those incurred in connection with (i) the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of Secured Lender hereunder, at law or in equity, or (iii) the failure by Borrower to perform or observe any of the provisions of this Agreement, (iv) any performance by Secured Lender under Section 9.5.

          SECTION 9.4 SECURED LENDER APPOINTED ATTORNEY-IN-FACT. So long as any Event of Default is continuing, until the Obligations have been paid and performed in full, Borrower hereby irrevocably appoints Secured Lender as Borrower's attorney-in-fact, with full authority in the place and stead of Borrower or otherwise, from time to time in Secured Lender's good-faith discretion to take any action and to execute any instrument that Secured Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, in a manner consistent with the terms hereof, including, without limitation:

               (a) to obtain and adjust insurance required to be paid to Secured Lender pursuant to Section 6.12 hereof; and

               (b) to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral; and

               (c) to file any claims or take any action or institute any proceedings that Secured Lender may deem necessary or desirable for the collection or perfection of a security interest in any of the Collateral or otherwise to enforce the rights of Secured Lender with respect to any of the Collateral; and

               (d) to execute any and all applications, documents, papers and instruments for Secured Lender to use any of the Collateral, to grant or issue any exclusive or nonexclusive license with respect to any of the Collateral, and to assign, convey or otherwise transfer title to or dispose of any of the Collateral; and

               (e) to execute and deliver to any securities intermediary or other Person any entitlement order, account control agreement or other notice, document or instrument with respect to any Investment Property.

          SECTION 9.5 SECURED LENDER MAY PERFORM. If Borrower fails to perform any obligation in this Agreement or any Related Document, Secured Lender may itself perform, or cause the performance of, such obligation. Secured Lender and any representatives of Secured Lender shall have, in addition to all its other rights under this Agreement, the right to obtain access to Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Secured Lender deems necessary for the purpose of effectuating its rights under this Agreement and any other of the Related Documents. Borrower agrees that Secured Lender has no obligation to preserve rights to the Collateral against any other Person.

          SECTION 9.6 SECURED LENDER'S DUTIES. The powers conferred on Secured Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon Secured Lender to exercise any such powers. Except for the safe custody of any Collateral in the possession of Secured Lender, and the accounting for moneys and for other properties actually received by Secured Lender hereunder, Secured Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining thereto.

          SECTION 9.7 OTHER RIGHTS AND REMEDIES. Secured Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, all the rights and remedies of a secured party on default under the Uniform Commercial Code of the State of California (the "Code") in effect at that time (whether or not the Code then applies to the affected Collateral), and remedies granted to it under any of the other Related Documents, at law, in equity or otherwise available.

SECTION 10. MISCELLANEOUS PROVISIONS.

          SECTION 10.1 AMENDMENTS. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

          SECTION 10.2 APPLICABLE LAW, VENUE. This Agreement has been executed, delivered and accepted by each party hereto in the State of California, and this Agreement shall be governed by and construed in accordance with the laws of the State of California. As a material part of the consideration to Secured Lender to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Secured Lender's option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

          SECTION 10.3 CAPTION HEADINGS. Caption headings in this Agreement are for convenience only and are not to be used to interpret or define the provisions of this Agreement.

          SECTION 10.4 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Secured Lender's prior written consent, which consent may be granted or withheld in Secured Lender's sole discretion. Secured Lender shall have the right at any time with or without the consent of Borrower to sell, transfer, or negotiate all or any part of, or any interest in the Obligations, this Agreement or any of the Related Agreements, and upon any such sale, transfer or negotiation, the assignee thereof shall be entitled to all of the right title and interest of Secured Lender so transferred.

          SECTION 10.5 CONSENT TO LOAN PARTICIPATION. Borrower agrees to and consents to Secured Lender's sale, or transfer, whether now or later, of one or more participation interest in the Loans to one or more purchasers, whether related or unrelated to Secured Lender, provided that in no event shall Secured Lender sell or transfer a participation to any competitor of Borrower. Secured Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Secured Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided such purchasers agree to the confidentiality provisions hereof. Borrower additionally waives any and all notices of sale of participation interest, as well as all notices of any repurchase or such participation interest in the

Loans. Borrower further waives all rights of offset or counterclaim that it may have now or later against Secured Lender or against any purchaser of a participation interest and unconditionally agrees that either Secured Lender or such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loans. Borrower further agrees that the purchaser of a participation interest may enforce its interest irrespective of any personal claims or defenses that Borrower may have against Secured Lender. Any costs associated with the attempt to arrange any such participation interest will be borne by Secured Lender.

          SECTION 10.6 INDEMNIFICATION. Borrower hereby agrees to indemnify Secured Lender and hold Secured Lender harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including attorneys' fees), of every nature, character and description, excluding Secured Lender's own income tax, if any, which Secured Lender may sustain or incur based upon or arising out of any of the Obligations, any actual or alleged failure to collect and pay over any withholding or other tax relating to Borrower or its employees, any relationship or agreement between Secured Lender and Borrower, any actual or alleged failure of Secured Lender to comply with any writ of attachment or other legal process relating to Borrower or any of its property, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Secured Lender relating to Borrower or the Obligations (except any such amounts sustained or incurred as the result of the gross negligence or willful misconduct of Secured Lender or any of its directors, officers, employees, agents, attorneys, or any other person affiliated with or representing Secured Lender). Secured Lender will give Borrower notice of any event requiring indemnification hereunder within a reasonable time after receiving written notice of commencement of any action or proceeding with respect to which indemnity is sought. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

          SECTION 10.7 NOTICES. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Secured Lender or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one business day following delivery to the private delivery service, or two business days following the deposit thereof in the United States mail, with postage prepaid. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. To the extent permitted by applicable law, if there is more than one Borrower, notice to any Borrower will constitute notice to all Borrowers. For notice purposes, Borrower agrees to keep Secured Lender informed at all times of Borrower's current address(es).

          SECTION 10.8 SEVERABILITY. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstances, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

          SECTION 10.9 WAIVER. Secured Lender shall not be deemed to have waived any rights under this Agreement, unless such waiver is given in writing and signed by Secured Lender. No delay or omission on the part of Secured Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Secured Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Secured Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Secured Lender, nor any course of dealing between Secured Lender and Borrower, shall constitute a waiver of any of Secured Lender's rights or of any obligations of Borrower as to any future transactions. Whenever the consent of Secured Lender is required under this Agreement, the granting of such consent by Secured Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Secured Lender.

          SECTION 10.10. CONFIDENTIALITY. In handling any confidential information provided to Secured Lender by Borrower, Secured Lender shall exercise the same degree of care that it exercises with respect to its own confidential information of the same types to maintain the confidentiality of any such non-public information except that disclosure of such information may be made (i) to the Subsidiaries or Affiliates of Secured Lender in connection with their present or prospective business relations with Borrower, provided that they agree to comply with the confidentiality provisions in this Section 10.10, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they provided that they agree to comply with the confidentiality provisions in this Section 10.10, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of Secured Lender. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Secured Lender when disclosed to Secured Lender, or becomes part of the public domain after disclosure to Secured Lender through no fault of Secured Lender; or (b) is disclosed to Secured Lender by any third party, provided Secured Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

          SECTION 10.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          SECTION 10.12 JOINT AND SEVERAL LIABILITY. If Borrower includes more than one Person, their obligations hereunder shall be joint and several.

          SECTION 10.13 WAIVER OF JURY TRIAL. BORROWER AND SECURED LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SECURED LENDER AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SECURED LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SECURED LENDER OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF BORROWER AND SECURED LENDER HEREBY ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER TO THIS AGREEMENT BY, AMONG OTHER THINGS, THE JURY TRIAL WAIVER CONTAINED IN THIS SECTION.

BORROWER:

INTERACTIVE TELESIS INC.


By:
   --------------------------------------------------
Name:    William R. Adams
     ---------------------------------------
Title:   Secretary and Chief Financial Officer
      -----------------------------------------------


SECURED LENDER:

HAMBRECHT & QUIST GUARANTY FINANCE, LLC


By:
   --------------------------------------------------
Name:    Donald M. Campbell
     ------------------------------------------------
Title:   Chief Executive Officer
      -----------------------------------------------

                                   SCHEDULE TO
                           LOAN AND SECURITY AGREEMENT

Borrower:           Interactive Telesis Inc.

Date:               November 21, 2000

This Schedule is an integral part of the Loan and Security Agreement between Hambrecht & Quist Guaranty Finance, LLC ("Secured Lender") and Interactive Telesis Inc. (the "Borrower") of even date (the "Loan Agreement"). (Capitalized terms used, but not defined, in this Schedule have the meanings set forth in the Loan Agreement.)

1.   LOANS (SECTION 2.1):

          1.1  CONVERTIBLE NOTE. Subject to the provisions of Section 5.1 and
               5.2 of the Loan Agreement, Secured Lender agrees to lend to Borrower an aggregate of $1,150,000 (the "Loans").

          1.2 INTEREST. The Loans shall bear interest at the rate of 7.5% per annum, or, if lower, the maximum rate of interest allowed by applicable law, computed and payable as provided in Section 2.2 of the Loan Agreement and Sections 1.2.1 and 1.2.2 below.

               1.2.1 PAYMENT OF ACCRUED INTEREST. Beginning as of even date herewith and first written above and continuing until the outstanding principal balance is paid in full, interest will accrue at an annual rate of Seven and One Half Percent (7.5%). Interest will be computed on a 365-day year, compounding monthly, as set forth in
                         Section 2.2 of the Loan Agreement. That is, in each month 1/365 of the Seven and One Half Percent (7.5%) annual interest rate, will be multiplied by (a) the sum of (I) the outstanding principal balance and (ii) accumulated interest outstanding as of the end of the prior month and (b) the actual number of days that the principal was outstanding in such month.

               1.2.2 INTEREST PAYMENTS. Beginning as of the Date of this Schedule first written above and continuing up and until the three year anniversary of even date herewith or such earlier date as all principal has been repaid, called, or converted, subject to the Call Option and to the Conversion Option, as defined in Sections 2 and 3 herein. Borrower shall pay monthly all accrued interest on the last day of each month up until and including the 20th monthly payment on July 31, 2002. From the 21st month and until the Loan is repaid, called or converted in full, pursuant to Sections 2 and 3 below, accrued interest shall be paid quarterly along with corresponding principal repayment, as defined in Section 1.3.2.

          1.3 PRINCIPAL. Subject to Borrower's right to pre-pay some of the outstanding principal under the Loans pursuant to the Call Option, as defined in Section 2, and subject to Secured Lender's right to exercise its Conversion Option, as defined herein, Borrower will make principal repayments to Secured Lender, as follows:

               1.3.1 AMORTIZATION. The Loans shall begin amortization on the eighteenth (18th) month anniversary of even date hereof.

               1.3.2 REPAYMENTS. Beginning the twenty-first (21st) month from the Date of this Schedule first written above, which is August 2002, and continuing quarterly thereafter through the thirty-sixth (36th) month from Date of this Schedule first written above, which is November 2003, or such earlier date as all principal has been repaid, called or converted, and subject to the Call Option and the Conversion Option, as defined in Sections 2 and 3 herein, Borrower shall pay the principal balance of the Loans in six (6) equal installments of $191,666.67 and all accrued interest pursuant to Section 1.2. On the three year anniversary of the Date of this Schedule first written above, any remaining unpaid principal balance of the Loans plus all accrued and unpaid interest shall be paid in full.

          1.4 SERVICE CHARGE. Since it would be impractical or extremely difficult to fix Secured Lender's actual damages for collecting and accounting for a late payment of any Obligations, and accordingly, in the event any Obligation is not paid within ten
               (10) Business Days after the date due, Borrower shall pay to Secured Lender an amount equal to five percent (5%) of any such late payment (but not less than ten dollars ($10) nor more than two-hundred and fifty dollars ($250), as liquidated damages and fair compensation to Secured Lender to compensate it for the delinquency, but nothing herein shall be construed to obligate Secured Lender to accept late payment or to limit any of Secured Lender's rights and remedies as a result of the late payment.

2. CALL OPTION. Beginning on the latter of (i) the one year anniversary of the Date of this Schedule first written above, or (ii) the termination of all obligations under the Equity Line of Credit Agreement and any amendments and extensions thereto, Borrower shall have the right to pre-pay all or a portion, which portion must be equivalent to a minimum of $191,666.67, of the outstanding principal of the Loans plus corresponding and unpaid accrued interest payments. In order to effect this Call Option, Borrower must give to Secured Lender written notice at least ten (10) days prior to the desired effective date of this Call Option, notifying Secured Lender of Borrower's decision to exercise the Call Option. The Call Option is subject to the Secured Lender's Conversion Option as defined in Section 3 herein.

3. CONVERSION OPTION. Secured Lender shall have the right to convert all or any part of the principal amount outstanding on, and accrued and unpaid interest on the Loans into shares of the Borrower's Series A Convertible Preferred Stock of the Borrower, as follows:

          3.1 Each of the Secured Lender's two options in this Section 3.1 shall be referred to individually as a "Conversion Option" and collectively as the "Conversion Options".

               3.1.1 (i) At any time the Secured Lender receives from Borrower a notice of an intent to exercise the Call Option, Secured Lender has the right to convert up to that amount of principal and interest that this subject to the Call Option into shares of the Borrower's Series A Convertible Preferred Stock, which number of shares shall be equal to the quotient of (a) the principal and interest amount subject to conversion divided by (b) the applicable Conversion Price, as defined in Section
                         3.3 below, and (ii) Secured Lender has the right to convert any principal and interest amount that Borrower has not pre-paid pursuant to the Call Option, or has not already been converted by Secured Lender after receipt of the Call Option, into shares of the Borrower's Series A Convertible Preferred Stock, which number of shares shall be equal to the quotient of (a) the unpaid principal and interest amount subject to conversion divided by (b) the applicable Conversion Price;

               3.1.2 At any time during the term of the Loans and until all outstanding principal and interest have been repaid in full, Secured Lender has the right to convert all or a portion of the outstanding principal and accrued interest under this Schedule into shares of the Borrower's Series A Convertible Preferred Stock, which number of shares shall be equal to the quotient of (a) the unpaid principal and interest amount subject to conversion divided by (b) the applicable Conversion Price.

          3.2 CONVERSION NOTICE: shall mean a written notice given to Borrower from Lender in which Lender notifies Borrower that Secured Lender elects to exercise the Conversion Option.


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

               In order to effect this Conversion Option, Secured Lender must give to Borrower written notice at least ten (10) days prior to the desired effective date of this Conversion Option, notifying Borrower of Secured Lender's decision to exercise the Conversion Option. For each occasion the Conversion Notice is given, Borrower will deliver to Secured Lender the required shares of the Borrower's Series A Convertible Preferred Stock seven (7) days after the Conversion Notice was given.

          3.3  CONVERSION PRICES. Each of the three Conversion Prices in this
               Section 3.3 shall be referred to individually as a "Conversion Price" and collectively as the "Conversion Prices".

               3.3.1 YEAR ONE CONVERSION PRICE. As used herein shall mean $1.10. The Year One Conversion Price as used herein shall mean the Conversion Price during the first twelve months of the term of the Loans, at which unpaid accrued interest and outstanding principal pursuant to the Conversion Option may be converted into shares of the Borrower's Series A Convertible Preferred Stock during the same twelve month period, as the Year One Conversion Price may be adjusted pursuant to Section 4 hereof.

               3.3.2 YEAR TWO CONVERSION PRICE. As used herein shall mean $1.52. The Year Two Conversion Price as used herein shall mean the Conversion Price during the second twelve months of the term of the Loans, at which unpaid accrued interest and outstanding principal pursuant to the Conversion Option may be converted into shares of the Borrower's Series A Convertible Preferred Stock during the same twelve month period, as the Year Two Conversion Price may be adjusted pursuant to Section 4 hereof.

               3.3.3 YEAR THREE CONVERSION PRICE. As used herein shall mean $2.00. The Year Three Conversion Price as used herein shall mean the Conversion Price during the third twelve month period of the term of the Loans, at which unpaid accrued interest and outstanding principal pursuant to the Conversion Option may be converted into shares of the Borrower's Series A Convertible Preferred Stock during the same twelve month period, as the Year Three Conversion Price may be adjusted pursuant to Section 4 hereof.

4. ADJUSTMENT OF CONVERSION PRICE. The Secured Lender may choose to convert principal and accrued interest into Borrower's Series A Convertible Preferred Stock, pursuant to the Conversion Option. The aggregate dollar amounts that are subject to conversion at any given time pursuant to the Conversion Option shall be referred to herein as the "Convertible Amounts".

          4.1 DEFINITIONS. As used in this Section 4 the following terms shall have the following respective meanings:

               4.1.1 "COMMON STOCK" shall mean the Company's common stock, $0.01 par value per share.

               4.1.2 "CONVERTIBLE PREFERRED STOCK" shall mean the Company's Series A Convertible Preferred Stock having a payment-in-kind dividend rate of 7.5% payable monthly, in the same subseries and such other rights, preferences and privileges as are specified in the form of Certificate of Designation of Rights of the Series A Convertible Preferred Stock and the Common Stock into which such Convertible Preferred Stock may hereafter be converted or exchanged.

               4.1.3 "OPTIONS" shall mean the rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock or Convertible Securities.

               4.1.4 "COMMON STOCK EQUIVALENTS" shall mean any securities that are convertible into or exchangeable for Common Stock or any warrants, options or other rights to subscribe for or purchase Common Stock or any such convertible or exchangeable securities.

          4.2 ADJUSTMENTS. The Conversion Prices shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

               4.2.1 RECLASSIFICATION, REORGANIZATION, CONSOLIDATION OR MERGER. In the case of any reclassification of the Common Stock or Common Stock Equivalents, or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Borrower is the continuing corporation and which does not result in any reclassification of the Common Stock or Common Stock Equivalents) (a "Reclassification"), the Borrower, or such successor corporation, as the case may be, each share of Convertible Preferred Stock theretofore issuable upon exercise of any Conversion Option shall be properly adjusted as to the number and kind of securities receivable upon the exercise of any Conversion Option, such that

                         Secured Lender shall receive the number and kind of securities which a holder of shares of the Convertible Preferred Stock would have been entitled to receive after the happening of any of the events described in this subsection 4.2.1 had the conversion pursuant to any Conversion Option been made immediately prior to the happening of such event or the record date for such event, whichever is earlier. The provisions of this subsection 4.2.1 shall similarly apply to successive Reclassifications.

               4.2.2 SPLIT, SUBDIVISION OR COMBINATION OF SHARES. If Borrower at any time prior to Secured Lender's exercise of any Conversion Option shall split, subdivide or combine the Common Stock or Common Stock Equivalents of the Borrower, the Conversion Price shall be decreased in the case of a split or subdivision or increased in the case of a combination. Any adjustment under this subsection 4.2.2 shall become effective when the split, subdivision or combination becomes effective.

               4.2.3 STOCK DIVIDENDS. If Borrower at any time prior to Secured Lender's exercise of any Conversion Option shall pay a dividend with respect to the Common Stock or Common Stock Equivalents of the Borrower payable in shares of Common Stock, Convertible Preferred Stock, Options, or Common Stock Equivalents, the Conversion Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distributions, to that price determined by multiplying the Conversion Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of that Class of Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of the same Class of Stock outstanding immediately after such dividend or distribution (including shares of Common Stock issuable upon exercise, conversion or exchange of any Option or Common Stock Equivalents issued as such dividend or distribution). If the Options or Common Stock Equivalents issued as such dividend or distribution by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Borrower, or any increase in the number of shares issuable upon exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price shall, upon any such decrease or increase becoming effective, be reduced to reflect such decrease or increase as if such decrease or increase became effective immediately prior to the issuance of the Options or Common Stock

                         Equivalents as the dividend or distribution. Any adjustment under this subsection 4.2.3 shall become effective on the record date.

               4.2.4 OTHER SECURITIES. In the event the Borrower at any time prior to Secured Lender's exercise of any Conversion Option makes, or fixes a record date for the determination of holders of Convertible Preferred Stock entitled to receive, a dividend or other distribution payable in securities of the Borrower other than shares of Convertible Preferred Stock, then, and in each such event, provision shall be made so that the Secured Lender shall receive, upon exercise of any Conversion Option, in addition to the number of shares of Convertible Preferred Stock or (Common Stock) receivable thereupon, the amount of securities of the Borrower which the Secured Lender would have received had the Convertible Amounts been exchangeable (assuming conversion of the Class of Stock into Common Stock) on the date of such event and had the Secured Lender thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by Secured Lender as aforesaid during such period, subject to all other adjustments called for during such period under this
                         Section 4 with respect to the rights of the Secured Lender.

          4.3 FRACTIONAL SHARES. Pursuant to the Conversion Option, no fractions of shares of Convertible Preferred Stock shall be issued, but in lieu thereof Borrower shall pay a cash adjustment to Secured Lender in respect of such fractional interest in an amount equal to such fractional interest multiplied by the then applicable Conversion Price.

          4.4 RESERVING SHARES. Borrower shall at all times reserve and keep available out of its authorized and unissued Series A Convertible Preferred Stock, solely for the purpose of effecting the Converion Option of Secured Lender, as such number of Convertible Preferred Stock as shall from time to time be adjusted pursuant to this Section 4 hereof.

          4.5 NOTICE OF ADJUSTMENTS. Whenever the Conversion Price is adjusted pursuant to Section 4 hereof, Borrower shall promptly issue a notice signed by its chief financial officer or chief executive officer stating, in reasonable detail, the new Conversion Price as a result of each adjustment, a brief statement of the facts requiring such adjustments and the computation thereof, and the date such adjustments became effective, and Borrower shall mail (by first class mail, postage prepaid) to Secured Lender at Secured Lender's address a copy of such notice.

5. METHOD OF PAYMENT. Borrower will pay Secured Lender principal and accrued interest that is not converted into shares of Borrower's common stock pursuant to the Conversion Options and loan fees by check made payable to Secured Lender drawn on a United States bank and for United States dollars, or by wire transfer to an account of Secured Lender's at Secured Lender's address shown above or at such other place as Secured Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any remaining amount of any unpaid collection costs and late charges, then to accrued unpaid interest and then to any unpaid principal. Borrower will pay Lender principal and accrued interest that is converted into shares of Borrower's Series A Convertible Preferred Stock pursuant to a Conversion Option in shares of the Borrower's Series A Convertible Preferred Stock at Secured Lender's address shown in Section 6 or at such other place as Secured Lender may designate in writing.

6. NOTICES. Any notice or other communication required or permitted under this Schedule shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or
     (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

          IF TO THE BORROWER:

          Mr. Donald E. Cameron, President and CEO
          Interactive Telesis Inc.
          12636 High Bluff Drive, 2nd Floor
          San Diego, CA 92130-2022
                        Telephone: 858-523-4000
                        Facsimile: 858-523-4001

          WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:
          Bruce J. Rushall, esq.

          Rushall & McGeever, APC
          1903 Wright Place, Suite 250
          Carlsbad, CA 92008
                    Telephone: 760-438-6855
                    Facsimile: 760-438-3026

          IF TO THE SECURED PARTY:
          Hambrecht & Quist Guaranty Finance, LLC
          One Bush Street San Francisco, CA 94104
          Attention:  Ms. Anne Retterer
          Telephone: (415) 439 3300
          Facsimile:  (415) 439 3804

Any party may, by notice given in accordance with notice given in accordance with this Section, designate another address or person for receipt or notices hereunder.

7. SECURED LENDERS RIGHTS, GENERAL PROVISIONS, COLLATERAL, EXPENSES, LOAN FEES, ETC. are subject to the provisions of the Loan Agreement of which this Schedule is an integral part.

8. WARRANT. Borrower shall have sold and issued to Secured Lender the Warrant Purchase Agreement and Warrant pursuant to that letter agreement attached to Equity Line of Credit Agreement as Exhibit C.

BORROWER:
INTERACTIVE TELESIS INC.


By:
   --------------------------------------------------
Name:    William R. Adams
     ---------------------------------------
Title:   Secretary and Chief Financial Officer
      -----------------------------------------------


SECURED LENDER:
HAMBRECHT & QUIST GUARANTY FINANCE, LLC

By:
   --------------------------------------------------
Name:    Donald M. Campbell
     ------------------------------------------------
Title:   Chief Executive Officer
      -----------------------------------------------